UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2023

ASHLAND INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	333-211719	81-2587835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8145 Blazer Drive
Wilmington, Delaware		19808
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 302 995-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ASH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

On October 19, 2023, Ashland Inc. (the “Company”), Ashland International Receivables Designated Activity Company, a wholly-owned subsidiary of the Company and a bankruptcy remote Irish designated activity company, as seller (the “Seller”), and certain of the Company’s wholly-owned international subsidiaries (the “Originators”) entered into definitive agreements to establish a three-year €125 million receivables securitization program (the “EU A/R Facility”). The definitive agreements include (i) a Receivables Purchase Agreement (the “RPA”) by and amongst the Company, Seller, Bank of America, N.A. as administrative agent, structuring agent and a committed purchaser (the “Administrative Agent”), and certain other persons from time to time party thereto as purchasers and group agents, and (ii) a Master Framework Agreement (the “MFA”) by and amongst Seller, the Originators, the Administrative Agent, and Mont Blanc Capital Corp. (together with the Administrative Agent and such other persons who may from time to time become party to the RPA as Conduit Purchaser or Committed Purchaser, the “Purchasers”). Capitalized terms used but not defined herein shall have the meanings given to them in the MFA.

Under the EU A/R Facility, each of the Originators, pursuant to purchase and sale agreements between each Originator and the Seller, will sell at a discount and on a revolving basis, receivables (the “Receivables”) to the Seller in exchange for cash payments. From time to time, pursuant to the RPA, the Seller will, in turn, sell an undivided ownership interest in a portion of the Receivables to the Purchasers for cash consideration. As a result, Receivables purchased by the Purchasers will be derecognized from the Company’s consolidated balance sheet. Seller may also from time to time use the proceeds from a subordinated loan made to Seller by Ashland Industries Deutschland GmbH, a wholly owned subsidiary of the Company, to finance purchases of the Receivables from the Originators. Because the Receivables are held by Seller, a bankruptcy-remote corporate entity, the Receivables will be available first to satisfy the obligations of Seller to the Purchasers.

Investments made by the Purchasers under the RPA will accrue a yield based on a variable rate plus a margin. The variable rate is based on (i) commercial paper rates, (ii) EURIBOR rates, (iii) SOFR rates, (iv) SONIA rates, or (v) base rates, as applicable. Seller will also pay certain fees to the Purchasers as well as to the Administrative Agent.

The Company has provided a customary guaranty of performance to the administrative agent with respect to certain obligations of the Originators and the servicer under the EU A/R Facility. However, none of the Originators or the Company has guaranteed the collectability of the accounts receivable or the creditworthiness of the obligors thereunder. The SPE has provided a customary guaranty of payment with respect to the prompt payment of the receivables sold under the EU A/R Facility by the obligors of such receivables.

The definitive documents contain various customary representations and warranties, affirmative and negative covenants, events of default, indemnification and termination provisions, and other terms and provisions customary for similar securitization programs.

The foregoing summary of the EU A/R Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the RPA and the MFA, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a

Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1*	Receivables Purchase Agreement, dated October 19, 2023
10.2	Master Framework Agreement, dated October 19, 2023
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

* In accordance with Item 601(a)(5) of Regulation S-K, this exhibit omits certain of its schedules and exhibits. This exhibit’s table of contents includes a brief description of the subject matter of all of its schedules and exhibits, including the omitted schedules and exhibits. The Registrant acknowledges that it must provide a copy of any omitted schedules or exhibits to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.

Date:	October 24, 2023	By:	/s/ Robin E. Lampkin
Robin E. Lampkin General Counsel and Secretary